EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

EyePoint Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to the EyePoint Pharmaceuticals, Inc. 2023 Long-Term Incentive Plan	Other	9,364,690(2)	$8.209(3)	$76,874,740.20(3)	0.0001476	$11,346.72

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	4,000(4)	$5.04(5)	$20,160(5)	0.0001476	$2.98

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	8,000(4)	$3.70(5)	$29,600(5)	0.0001476	$4.37

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	13,000(4)	$4.33(5)	$56,290(5)	0.0001476	$8.31

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	7,200(4)	$6.00(5)	$43,200(5)	0.0001476	$6.38

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	14,000(4)	$10.97(5)	$153,580(5)	0.0001476	$22.67

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	100,000(4)	$12.50(5)	$1,250,000(5)	0.0001476	$184.50

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	8,500(4)	$14.19(5)	$120,615(5)	0.0001476	$17.80

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	4,000(4)	$10.48(5)	$41,920(5)	0.0001476	$6.19

Equity	Common Stock, par value $0.001 per share, issuable under the Nonqualified Stock Option Award (Inducement Grant)	Rule 457(h)	15,000(4)	$8.10(5)	$121,500(5)	0.0001476	$17.93

Total Offering Amounts					$78,711,605.20		$11,617.85

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$11,617.85

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of common stock, par value $0.001 per share (“Common Stock”), of EyePoint Pharmaceuticals, Inc. (the “Registrant”) available for issuance under the Registrant’s 2023 Long-Term Incentive Plan (the “2023 Plan”) as of the date of this registration statement, consisting of (a) 3,500,000 shares reserved for issuance under the 2023 Plan, (b) 184,904 shares of Common Stock that were previously available for grant under the EyePoint Pharmaceuticals, Inc. 2016 Long-Term Incentive Plan, as amended (the “2016 Plan”) that were transferred to the 2023 Plan as of June 20, 2023, the effective date of the 2023 Plan (the “Effective Date”), and (c) a maximum of 5,679,786 shares of Common Stock that were subject to outstanding awards under the pSivida Corp. 2008 Incentive Plan, as amended (the “2008 Plan” and with the 2016 Plan, the “Prior Plans”) and the 2016 Plan (the “Outstanding Award Shares”) as of the Effective Date. Pursuant to Section 4(a) of the 2023 Plan, the Outstanding Award Shares will become available for issuance under the 2023 Plan if such awards under the Prior Plans are forfeited or otherwise terminated. The maximum number of shares of Common Stock that may be issued pursuant to awards under the 2023 Plan as a result of applying the formula described in clauses (b) and (c) above will not exceed 5,864,690 shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, on the basis of the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Global Market on October 16, 2023, which date is a date within five business days of the filing of this registration statement.

(4)

Represents shares of Common Stock issuable upon the exercise of the nonqualified stock option awards granted to employees of the Registrant between January 1, 2023 and October 16, 2023 as an inducement material to each such employee’s acceptance of employment with the Registrant (the “Inducement Awards”).

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the price at which the Inducement Awards may be exercised.